Exhibit 21.1

Subsidiaries of the Registrant

Bank of Hampton Roads, a Virginia corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

(1)	Bank of Hampton Roads Service Corporation, a Virginia corporation, is a wholly-owned subsidiary of the Bank of Hampton Roads.

(2)	Hampton Roads Investments, Inc., a Virginia corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

Shore Bank, a Virginia corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

(1)	Shore Investments Service Corporation (Shore Investments Inc.), a Virginia corporation, is a wholly-owned subsidiary of Shore Bank.

(2)	Shore Bank owns a 5.83% interest in Bankers Title, LLC, which was organized in Virginia.

Gateway Bank & Trust, a North Carolina corporation, is a wholly-owned subsidiary of Hampton Roads Bankshares, Inc.

(1)	Gateway Insurance Services, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Gateway Bank & Trust.

(2)	Gateway Investment Services, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Gateway Bank & Trust.

(3)	Gateway Bank Mortgage, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Gateway Bank & Trust.

(4)	Gateway Title Agency, Inc, a North Carolina corporation, is a wholly-owned subsidiary of Gateway Bank & Trust.

Hampton Roads Bankshares, Inc. owns a 19% interest in Tidewater Home Funding, LLC, which was organized in Virginia.

Hampton Roads Bankshares, Inc. owns an 9% interest in Davenport Financial Fund, LLC, which was organized in Virginia.

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